Exhibit 4.1

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT, dated as of July 27, 2006, by and among Hologic, a Delaware corporation (“Buyer”), and the Stockholder Representative (as defined in the Merger Agreement described below), is being entered into pursuant to an Agreement and Plan of Merger dated as of April 17, 2006 (the “Merger Agreement”) by and among Buyer, Swordfish Acquisition, Inc., a Delaware corporation wholly owned by Buyer, Company (as defined below) and the Stockholder Representative.

ARTICLE I

Definitions

SECTION 1.01. Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” has the meaning set forth in Rule 12b-2, as in effect on the date hereof, under the Exchange Act.

“beneficially own” has the meaning set forth in Rule 13d-3, as in effect on the date hereof, under the Exchange Act.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by law to be closed in New York, New York or Boston, Massachusetts.

“Buyer” means Hologic, Inc., a Delaware corporation.

“Commission” means the U.S. Securities and Exchange Commission and any successor agency.

“Company” means Suros Surgical Systems, Inc., a Delaware corporation.

“Effective Date” means the date that the Registration Statement described in Section 2.03 becomes effective under the rules of the Securities Act.

“Effective Time” means the time that the Merger is effective under Delaware General Corporation Law.

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“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Holder” means a Stockholder and any Permitted Transferee.

“Merger” means the merger of a wholly-owned subsidiary of Buyer with and into the Company as contemplated by the Merger Agreement.

“Merger Shares” means the shares of common stock, par value $0.01 per share, of the Buyer issued to the holders of Company Capital Stock and Company Derivative Securities as of the Effective Time under Section 1.7 of the Merger Agreement.

“Permitted Transferee” means in the case of each Stockholder: (a) any member of such Stockholder’s immediate family; (b) spouses, lineal descendants and members of the Stockholder’s immediate family or trusts for their benefits; (c) upon such Stockholder’s death, such Stockholder’s executors, administrators, testamentary trustees, legatees, heirs and beneficiaries; or (d) in the case of a Stockholder that is a corporation, limited partnership, limited liability company, trust or other entity, the stockholders, partners, members or holders of other beneficial or equity interests of such entity, who receive Registrable Shares in a distribution thereof from the entity in a transaction that is not deemed to be a sale under Section 5 of the Securities Act.

“Person” means any individual, firm, corporation, partnership, limited partnership, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

“Register,” “registered” and “registration” shall refer to a registration effected by preparing and filing with the Commission a registration statement on Form S-3 (or any successor short form registration statement involving a similar amount of disclosure, or if not then eligible to use any such form, then any other available form of registration statement) and the effectiveness of such registration statement or document.

“Registration Period Termination Date” means the earlier to occur of the second anniversary of the Effective Date or the date upon which there are no longer any Registrable Stock.

“Registrable Stock” means the Merger Shares and any securities issued or issuable with respect to any Merger Shares by way of conversion, exchange, replacement, stock dividend, stock split or other distribution or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise. For purposes of this Agreement, any Registrable Stock shall cease to be Registrable Stock when (i) a registration statement covering such Registrable Stock is effective and such Registrable Stock has been disposed of pursuant to such effective registration statement, (ii) such Registrable Stock is sold by a Person in a transaction in which the rights under the provisions of this Agreement are not assigned pursuant to the terms hereof, (iii) such Registrable Stock is sold pursuant to Rule 144 (or any similar

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provision then in force, but not Rule 144A) under the Securities Act without registration under the Securities Act, (iv) the Registrable Stock is capable of being sold pursuant to Rule 144(k) (or any similar provision then in force, but not rule 144A).

“Rule 144” means Rule 144 promulgated under the Securities Act, or any successor thereto.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Stockholder” means a holder of Company Capital Stock or Eligible Company Derivative Securities who will be receiving Merger Shares as of the Effective Time.

“Stockholders Representative” has the meaning set forth in the Merger Agreement.

Other capitalized terms used herein but not defined shall have the meanings set forth in the Merger Agreement.

ARTICLE II

Registration Rights

SECTION 2.01 Securities Act Matters. Each Stockholder acknowledges and agrees that the shares of Registrable Stock have not been registered under the Securities Act or under the securities laws of any state or foreign jurisdiction, in reliance upon certain exemptive provisions of such statutes. Each Stockholder recognizes and acknowledges that such claims of exemption are based, in part, upon each Stockholder’s representations contained in the Letter of Transmittal and Stockholder Questionnaire. Each Stockholder further recognizes and acknowledges that the shares of Registrable Stock may only be resold pursuant to an effective registration statement under the Securities Act and any applicable state securities laws, or pursuant to a valid exemption from such registration requirements. Each Stockholder recognizes and acknowledges that Rule 144 as promulgated under the Securities Act (which facilitates routine sales of securities in accordance with the terms and conditions of that Rule, including a holding period requirement) or any other exemption promulgated under the Securities Act is not now available for resale of the Registrable Stock, and each Stockholder recognizes and acknowledges that, in the absence of the availability of Rule 144, a sale pursuant to a claim of exemption from registration under the Securities Act would require compliance with some other exemption under the Securities Act. Each Stockholder recognizes and acknowledges that, except as set forth in this Agreement and the Merger Agreement, Buyer is under no obligation to register the Registrable Stock, either pursuant to the Securities Act or the securities laws of any state.

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SECTION 2.02. Restrictive Legend. (a) Each certificate representing shares of Registrable Stock shall be stamped or otherwise imprinted with a legend substantially in the following form:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. THE SHARES MAY NOT BE SOLD, MORTGAGED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION THAT REGISTRATION IS NOT REQUIRED UNDER THE ACT.

(b) The Buyer shall, at the request of the each Holder, remove, at no cost to the Holder, from each certificate evidencing Merger Shares the legend described in Section 2.02(a) if in the opinion of counsel reasonably satisfactory to the Buyer the securities evidenced thereby may be publicly sold without restriction without registration under the Securities Act, including, without limitation under Rule 144(k) or any similar rule or regulation hereafter adopted by the Commission.

SECTION 2.03. Registration Statement. Subject to the provisions of Section 2.04(a), the Buyer shall:

(a) (i) on or prior to the Effective Time have filed with the Commission a registration statement under the Securities Act on Form S-3 (or any successor short form registration involving a similar amount of disclosure; or if then ineligible to use any such form, then any other available form of registration statement) for a public offering of all the Registrable Stock to be made on a continuous basis pursuant to Rule 415 of the Securities Act (the “Registration Statement”) which Registration Statement has become effective (or, in the event the Company waives the condition to Closing set forth in Section 7.8 of the Merger Agreement, Buyer shall use its commercially reasonable efforts to cause the Registration Statement to become effective as soon as practicable after the Effective Time); and (ii) use its commercially reasonable efforts to cause the Registration Statement to remain effective until the Registration Period Termination Date.

(b) prepare and file with the Commission such amendments and supplements to the Registration Statement and the prospectus (including any prospectus supplement) used in connection therewith (“Prospectus”) and take all other actions as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Stock covered by the Registration Statement and promptly notify the Holders of any stop order issued or, to the Buyer’s knowledge, threatened to be issued by the Commission and take all reasonable actions required to prevent the entry of such stop order or to remove it if entered;

(c) furnish to the Holders such numbers of copies of the Registration Statement and the Prospectus and any amendments or supplements thereto in conformity with

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the requirements of the Securities Act and any agreements filed therewith and such other documents and information as they may reasonably request;

(d) use its commercially reasonable efforts to register or qualify the Registrable Stock covered by the Registration Statement under such other securities or blue sky laws of such jurisdiction within the United States as shall be reasonably appropriate for the distribution of the Registrable Stock covered by the Registration Statement; provided, however, that the Buyer shall not be required in connection therewith or as a condition thereto to qualify to do business in or to file a general consent to service of process in any jurisdiction wherein it would not but for the requirements of this paragraph (d) be obligated to do so; and provided, further, that the Buyer shall not be required to qualify such Registrable Stock in any jurisdiction in which the securities regulatory authority requires that any Holder submit any shares of its Registrable Stock to the terms, provisions and restrictions of any escrow, lockup or similar agreement(s) for consent to sell Registrable Stock in such jurisdiction unless such Holder agrees to do so;

(e) promptly notify each Holder for whom such Registrable Stock is covered by the Registration Statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made, and at the request of any such Holder promptly prepare and furnish to such Holder a reasonable number of copies of a supplement to or an amendment of such Prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities, such Prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made;

(f) cause all such Registrable Stock to be listed on each securities exchange or automated quotation system on which similar securities issued by the Buyer are then listed; and

(g) cooperate with the Holders to facilitate the timely preparation and delivery of certificates representing Registrable Stock to be sold pursuant to the Registration Statement and to remove any restrictive legends.

SECTION 2.04. Holder Obligations. (a) The Holders shall furnish to the Buyer such information regarding themselves, their relationship with the Buyer and its Affiliates, their beneficial ownership of common stock of the Buyer, the Registrable Stock held by them, and the intended method of disposition, if any, of such securities as is required to be included in the Registration Statement under the Securities Act.

(b) The Buyer may, after twenty (20) business days after the Effective Date (provided that as of the Effective Date, the Registration Statement contained all information necessary to permit the sale of all Registrable Securities under the Registration Statement), upon

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written notice to the Holders, suspend such Holder’s use of the Prospectus for a reasonable period of time not to exceed 30 days and not more than twice in any twelve-month period (a “Suspension Period”) if the board of directors of the Buyer determines in good faith that sales under the Registration Statement or Prospectus would require the disclosure of non-public information material to the Buyer at a time when such disclosure would have a material adverse effect on the Buyer. Immediately upon receipt of such notice, the Holders shall suspend the use of the Prospectus until requisite changes to the Prospectus have been made as required below. Any Suspension Period shall terminate at such time as the public disclosure of such information. After the expiration of any Suspension Period and without any further request from the Holders, the Buyer shall as promptly as reasonably practicable prepare a post-effective amendment or supplement to the Registration Statement or the Prospectus, or any document incorporated therein by reference, or file any other required document so that, as filed with the Commission and thereafter delivered (or constructively delivered) to purchasers of the Registrable Stock included therein, the Prospectus will include all required information.

(c) Each Holder understands that information provided to it pursuant to any notice under Section 2.04(b) or otherwise pursuant to this Agreement or any of the registrations to be effected hereby may contain confidential information, as designated in writing by the Buyer, and agrees that unless such information otherwise becomes generally known to the public to maintain such information in confidence and not use such information for its own benefit other than as expressly contemplated by this Agreement.

(d) Each Holder agrees to comply with the prospectus delivery requirements under the Securities Act in connection with the sale of any Registrable Stock pursuant to the Registration Statement.

SECTION 2.05. Expenses of Registration. All expenses incurred by the Buyer in connection with the filing of the Registration Statement pursuant to Section 2.03 of this Agreement, excluding underwriters’ discounts and commissions, if any, but including without limitation all registration, filing and qualification fees, word processing, duplicating, printers’ and accounting fees (including the expenses of any special audits or “cold comfort” letters required by or incident to such performance and compliance), fees of the National Association of Securities Dealers, Inc. or listing fees, messenger and delivery expenses, all fees and expenses of complying with state securities or blue sky laws, and the fees and disbursements of counsel for the Buyer shall be paid by the Buyer. The Holders shall bear and pay the underwriting commissions and discounts, if any, applicable to securities offered for their account and the fees and disbursements of their counsel in connection with any registrations, filings and qualifications made pursuant to this Agreement.

SECTION 2.06. Indemnification. In the event any Registrable Stock is included in a registration statement under this Agreement:

(a) The Buyer shall indemnify and hold harmless, to the fullest extent permitted by law, each Holder, such Holder’s directors, officers, agents, trustees and stockholders, and each Person who participates in the offering of such Registrable Stock, and each Person, if any, who controls such Holder or participating Person within the meaning of the

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Securities Act, against any losses, claims, damages or liabilities, joint or several, to which they may become subject under the Securities Act, the Exchange Act or otherwise, insofar as such losses, claims, damages or liabilities (or proceedings in respect thereof) arise out of or are based on any untrue or alleged untrue statement of any material fact contained in such Registration Statement, preliminary prospectus or final prospectus included therein, or any free writing prospectus (as defined in Rule 405 under the Securities Act) or any “issuer information” filed or required to be filed pursuant to Rule 433(d) under the Securities Act, or any amendment or supplement thereto, or any document incorporated therein by reference (hereinafter collectively, “Disclosure Documents”) or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading or any violation or alleged violation by Buyer of the Exchange Act, the Securities Act, any state securities law or any rule or regulation promulgated under the Exchange Act, the Securities Act or any state securities laws in connection with the offering covered by the Registration Statement, and shall reimburse each such Holder, such Holder’s directors and officers, such participating person or controlling person for any legal or other expenses reasonably incurred by them (but not in excess of expenses incurred in respect of one counsel for all of them, subject to the limitations set forth in Section 2.06(c)) in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 2.06(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Buyer; provided, further, that the Buyer shall not be liable to any Holder, such Holder’s directors, officers, agents, trustees and stockholders, and participating Person or controlling Person in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon: (i) an untrue statement or alleged untrue statement or omission or alleged omission made in connection with such registration statement, preliminary prospectus, final prospectus, free writing prospectus, or amendments or supplements thereto, in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, such Holder’s directors, officers, agents, trustees and stockholders, and participating Person or controlling Person; or (ii) the failure of a Holder to timely deliver any prospectus required to be delivered under federal securities laws. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of any such Holder, such Holder’s directors, officers, agents, trustees and stockholders, and participating Person or controlling Person, and shall survive the transfer of such securities by such Holder. The Buyer shall also indemnify any underwriters or other selling agents of the Registrable Stock, their officers, directors and partners, as the case may be, and each Person who controls such underwriters or selling agents (within the meaning of the Securities Act), to the same extent as provided above with respect to the indemnification of the Holders.

(b) Each Holder requesting or joining in a registration severally and not jointly shall indemnify and hold harmless, to the fullest extent permitted by law, the Buyer, each of its directors and officers, and each Person, if any, who controls the Buyer within the meaning of the Securities Act against any losses, claims, damages or liabilities, joint or several, to which the Buyer or any such director, officer, controlling Person, agent or underwriter may become subject, under the Securities Act, the Exchange Act or otherwise, insofar as such losses, claims, damages or liabilities (or proceedings in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in a Disclosure

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Document or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in such registration statement, preliminary or final prospectus, or amendments or supplements thereto, in reliance upon and in conformity with written information furnished by or on behalf of such Holder expressly for use in connection with such registration; and each such Holder shall reimburse any legal or other expenses reasonably incurred by the Buyer or any such director, officer, controlling Person, agent or underwriter (but not in excess of expenses incurred in respect of one counsel for all of them) in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 2.06(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of such Holder, and provided, further, that the liability of each Holder hereunder shall be limited to the net amount received by such Holder from the sale of all Registrable Stock covered by such registration statement. The Holders shall also indemnify any underwriters or other selling agents of the Registrable Stock, their officers, directors and partners, as the case may be, and each Person who controls such underwriters (within the meaning of the Securities Act), to the same extent as provided above with respect to the indemnification of the Buyer, but only with respect to written information furnished by or on behalf of such Holder expressly for use in connection with the registration of Registrable Stock.

(c) Promptly after receipt by an indemnified party under this Section 2.06 of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.06, notify the indemnifying party in writing of the commencement thereof and the indemnifying party shall have the right to participate in and assume the defense thereof with counsel selected by the indemnifying party and reasonably satisfactory to the indemnified party (unless: (i) the indemnifying party and such indemnified party shall have mutually agreed to the retention of such counsel; or (ii) in the reasonable opinion of such indemnified party representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding, in which case the indemnified party shall be reimbursed by the indemnifying party for the reasonable expenses incurred in connection with retaining separate legal counsel); provided, however, that an indemnified party shall have the right to retain its own counsel, with all fees and expenses thereof to be paid by such indemnified party, and to be apprised of all progress in any proceeding the defense of which has been assumed by the indemnifying party. The failure to notify an indemnifying party promptly of the commencement of any such action shall not relieve the indemnifying party from any liability in respect of such action which it may have to such indemnified party on account of the indemnity contained in this Section 2.06, unless (and only to the extent) the indemnifying party was prejudiced by such failure, and in no event shall such failure relieve the indemnifying party from any other liability which it may have to such indemnified party. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any claim or pending or threatened proceeding in respect of which the indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such

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settlement includes an unconditional release of such indemnified party from all liability arising out of such claim or proceeding.

(d) (i) To the extent any indemnification by an indemnifying party is prohibited or limited by law, the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect the relative fault of the indemnifying party and indemnified party in connection with the actions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such indemnifying party or indemnified party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses, claims, damages or liabilities referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding. Notwithstanding the foregoing, in no event shall any contribution by a Holder exceed the net amount received by such Holder from the sale of all Registrable Stock covered by the registration statement.

(ii) The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 2.06(d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

(e) The indemnities provided in this Section 2.06 shall survive the transfer of any Registrable Stock by the Holder.

ARTICLE III

REPORTS UNDER THE SECURITIES LAWS

SECTION 3.01 Reports Under the Securities Laws. The Buyer covenants that it shall file any reports required to be filed by it under the Securities Act, the Exchange Act and the rules and regulations adopted by the Commission thereunder and that it shall take such further action as the Holder may reasonably request (including providing any information necessary to comply with Rule 144 under the Securities Act), all to the extent required from time to time to enable the Holder to sell Registrable Stock without registration under the Securities Act within the limitations of the exemptions provided by (a) Rule 144 under the Securities Act,

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as such rule may be amended from time to time, or (b) any similar rules or regulations hereafter adopted by the Commission.

ARTICLE IV

Miscellaneous

SECTION 4.01. Transfer of Registration Rights. (a) The registration rights of any Holder under this Agreement with respect to any Registrable Stock may be transferred to a Permitted Transferee; provided, however, that: (i) the transferring Holder shall give the Buyer notice at or prior to the time of such transfer stating the name and address of the transferee and identifying the securities with respect to which the rights under this Agreement are to be transferred; (ii) such transferee shall agree in writing, in form and substance reasonably satisfactory to the Buyer, to be bound as a Holder by the provisions of this Agreement; and (iii) the Buyer shall have received, if so requested by Buyer in its sole discretion, an opinion of counsel reasonably acceptable to Buyer that the transfer to the transferee was exempt from registration under the Securities Act and that the transferee is otherwise a Permitted Transferee. Any transfer of Registrable Stock other than as set forth in this Section 4.01 shall cause such Registrable Stock to lose such status.

(b) Notwithstanding anything to the contrary in this Agreement, including this Section 4.01, the Buyer shall not be required to amend or supplement the Registration Statement or the prospectus or prospectus supplement included therein to include any such transferee referred to in clause (a) above, (i) unless and until the transferee shall have furnished to the Buyer such information regarding such transferee, such transferee’s relationship with the Buyer and its Affiliates, such transferee’s beneficial ownership of the Common Stock of Buyer, the Registrable Stock held by such transferee, and the intended method of disposition, if any, of such securities as to be included in the Registration Statement under the Securities Act, (ii) more than one time in any one month period, or (iii) during any suspension period under Section 2.04(b).

SECTION 4.02 Changes in Common Stock. If, and as often as, there is any change in the common stock of the Buyer by way of stock split, stock dividend, combination or reclassification, or through a merger, consolidation, reorganization or recapitalization, or by any other means, appropriate adjustment shall be made in the provisions hereof so that the rights and privileges granted hereby shall continue with respect to the shares as so changed.

SECTION 4.03. Interpretation. (a) The headings contained in this Agreement and, in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(b) In the event of an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

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(c) The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise: (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein); (ii) any reference herein to any Person shall be construed to include the Person’s successors and permitted assigns; (iii) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof; and (iv) all references herein to Articles and Sections shall be construed to refer to Articles and Sections of this Agreement.

SECTION 4.04. Amendments. No amendment, modification, termination or waiver in respect of this Agreement shall be effective unless it shall be in writing and signed by the Buyer and the Stockholder Representative; provided that no amendment, modification or waiver may disproportionately adversely affect the rights or obligations of any Holder without such Holder’s consent.

SECTION 4.05. Assignment. Except where otherwise expressly provided herein, this Agreement and the rights and obligations hereunder shall not be assignable or transferable by the parties hereto (except by operation of law in connection with a merger, or sale of substantially all the assets, of the parties hereto) without the prior written consent of the other parties hereto. Any attempted assignment in violation of this Section 4.05 shall be void.

SECTION 4.06. No Third-Party Beneficiaries. Except as specifically provided herein, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

SECTION 4.07. Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by prepaid telex, cable or telecopy or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed given when so delivered by hand, telexed, cabled or telecopied, or if mailed, five days after mailing (two Business Days in the case of express mail or overnight courier service), as follows:

(i)	if to the Buyer,

Hologic, Inc.

35 Crosby Drive

Bedford, MA 01730

Attn: John W. Cumming, Chief Executive Officer

Tel #: (781) 999-7300

Fax #: (781) 276-0580

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with a copy to:

Brown Rudnick Berlack Israels, LLP

One Financial Center

Boston, MA 02111

Attention: Philip J. Flink

Tel #: (617) 856-8200

Fax #: (617) 856-8201

(ii)	if to the Stockholders, to the Stockholder Representative,

Lloyd K. Benson

Sightline Partners

50 South Sixth Street

Suite 1390

Minneapolis, MN 55402

Telecopier No.: (612) 465-0620

Telephone No.: (617) 465-0601

and

Carter McNabb

221 E. Fourth Street, Suite 1900

Cincinnati, OH 45202

Telecopier No.: (513) 579-8939

Telephone No.: (513) 621-9700, ext. 214

SECTION 4.08. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party. Copies of executed counterparts transmitted by telecopy, telefax or other electronic transmission service shall be considered original executed counterparts for purposes of this Section 4.08; provided that receipt of copies of such counterparts is confirmed.

SECTION 4.09. Severability. If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other Persons or circumstances.

SECTION 4.10. Consent to Jurisdiction. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of (a) a United States District Court for the State of

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Delaware; and (b) any State of Delaware court for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the Buyer, the Buyer, the Stockholder Representative and the Stockholders agrees to commence any action, suit or proceeding relating hereto either in United States District Court for the State of Delaware or in courts of the State of Delaware. Each of the parties hereto further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in the State of Delaware with respect to any matters to which it has submitted to jurisdiction in this Section 4.10. Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in: (i) any United States District Court for the State of Delaware ; or (ii) any State of Delaware court, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

SECTION 4.11. Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each of the parties hereto: (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver; and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waivers and certifications in this Section 3.11.

SECTION 4.12. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

SECTION 4.13. Entire Agreement. No agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by any party with respect to the subject matter hereof. This Agreement, the Merger Agreement and the Transaction Documents contain the entire understanding of the parties with respect to the subject matter hereof and supersedes any and all prior or contemporaneous written or oral understandings of any kind or nature which relate to the subject matter hereof or thereof, including, but not limited to, the Registration Rights Agreement, dated June 30, 2001, as amended on November 22, 2002 and the Registration Rights Agreement, dated July 16, 2004, and any and all written amendments, modifications or waivers thereto, or any other registration rights issued or granted to such Stockholders by the Company prior to the date hereof.

SECTION 4.14. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to agreements made and to be performed entirely within such state, without regard to the conflicts of law principles of such state.

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[SIGNATURE PAGE TO FOLLOW]

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IN WITNESS WHEREOF, the parties have executed this Registration Rights Agreement or caused the same to be executed by their duly authorized representatives as of the date first stated hereinabove.

HOLOGIC, INC.

By:	/s/ Glenn P. Muir
Name:	Glenn P. Muir
Title:	CFO, Executive Vice President, Finance and Treasurer

STOCKHOLDER REPRESENTATIVE:

/s/ Carter McNabb
Carter McNabb

/s/ Lloyd K. Benson
Lloyd K. Benson

REGISTRATION RIGHTS AGREEMENT	Page 15